                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                                 (Rule 13d-102)

                 INFORMATION TO BE INCLUDED IN STATEMENTS FILED
             PURSUANT TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS
                     THERETO FILED PURSUANT TO RULE 13d-2(b)

                            U.S. WIRELESS DATA, INC.
        -----------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
        -----------------------------------------------------------------
                         (Title of Class of Securities)

                                   912 899 101
        -----------------------------------------------------------------
                                 (CUSIP Number)

                                 JANUARY 4, 2002
        -----------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_] Rule 13d-1(b)
[X] Rule 13d-1(c)
[_] Rule 13d-1(d)

----------

(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 11 Pages
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CUSIP No. 912 899 101                  13G                    Page 2 of 11


________________________________________________________________________________
1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     MR. JAY R. PETSCHEK

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [X]
                                                                 (b)  [ ]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     UNITED STATES

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          637,500
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            637,500
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     637,500

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [ ]

________________________________________________________________________________
11.  PERCENTAGE CLASS REPRESENTED BY AMOUNT IN ROW 9

     5.20%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     IN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 912 899 101                  13G                    Page 3 of 11


________________________________________________________________________________
1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     CORSAIR CAPITAL PARTNERS, L.P.

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [X]
                                                                 (b)  [ ]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     DELAWARE

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          508,500
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            508,500
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     508,500

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [ ]

________________________________________________________________________________
11.  PERCENTAGE CLASS REPRESENTED BY AMOUNT IN ROW 9

     4.15%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     PN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 912 899 101                  13G                    Page 4 of 11


________________________________________________________________________________
1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     CORSAIR CAPITAL PARTNERS II, L.P.

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [X]
                                                                 (b)  [ ]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     DELAWARE

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          129,000
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            129,000
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     129,000

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [ ]

________________________________________________________________________________
11.  PERCENTAGE CLASS REPRESENTED BY AMOUNT IN ROW 9

     1.05%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     PN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 912 899 101                  13G                    Page 5 of 11


________________________________________________________________________________
1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     CORSAIR MANAGEMENT COMPANY, INC.

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [X]
                                                                 (b)  [ ]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     NEW YORK

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          129,000
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            129,000
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     129,000

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [ ]

________________________________________________________________________________
11.  PERCENTAGE CLASS REPRESENTED BY AMOUNT IN ROW 9

     1.05%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     CO

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 912 899 101                  13G                    Page 6 of 11


________________________________________________________________________________
1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     CORSAIR MANAGING PARTNERS

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [X]
                                                                 (b)  [ ]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     NEW YORK

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          129,000
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            129,000
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     129,000

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [ ]

________________________________________________________________________________
11.  PERCENTAGE CLASS REPRESENTED BY AMOUNT IN ROW 9

     1.05%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     PN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1(a).        NAME OF ISSUER.

                  U.S. Wireless Data, Inc. (the "Issuer")

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.

                  750 Lexington Avenue, 20th floor
                  New York, New York 10022

ITEMS 2(a) AND (b).        NAME OF PERSON FILING; ADDRESS OF PRINCIPAL BUSINESS
                           OFFICE.

This statement is filed on behalf of Mr. Jay R. Petschek ("Mr. Petschek"), Corsair Capital Partners, L.P., a Delaware limited partnership ("Corsair Partners"), Corsair Capital Partners II, L.P., a Delaware limited partnership ("Corsair Partners II"), Corsair Management Company, Inc., a New York corporation ("Corsair Management"), and Corsair Managing Partners, a New York general partnership ("CMP"). Each of Mr. Petschek, Corsair Partners, Corsair Partners II, Corsair Management and CMP has its principal office at 570 Lexington Avenue, 12th Floor, New York, New York 10022.

This statement relates to shares of Common Stock (as defined below) held for the accounts of Corsair Partners and Corsair Capital Partners II.

Mr. Petschek is filing in his capacity as (a) the sole general partner of Corsair Partners and (b) the sole shareholder of Corsair Management, which is a general partner of CMP, which is in turn the sole general partner of Corsair Partners II.

ITEM 2(c).        CITIZENSHIP.

                  Mr. Petschek is a United States citizen, Corsair Partners is a Delaware limited partnership, Corsair Partners II is a Delaware limited partnership, Corsair Management is a New York corporation and CMP is a New York general partnership.

ITEM 2(d).        TITLE OF CLASS OF SECURITIES.

                  Common Stock, par value $0.01 per share (the "Common Stock").

ITEM 2(e).        CUSIP NUMBER.

                  912 899 101

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

                  Inapplicable.

ITEM 4.           OWNERSHIP.

         (a)      Amount Beneficially Owned:

(1) Mr. Petschek beneficially owns 637,500 shares of Common Stock by virtue of his position as (i) the sole general partner of Corsair Partners, which holds 508,500 shares of Common Stock, for which Mr. Petschek may be deemed to have shared voting power and shared dispositive power with Corsair Partners, and (ii) the sole shareholder of Corsair Management, which is a general partner of CMP, which is in turn the sole general partner of Corsair Partners II, with Corsair Partners II holding 129,000 shares of Common Stock, for which Mr. Petschek may be deemed to have shared voting power and shared dispositive power with CMP and Corsair Management.

(2) Corsair Partners beneficially owns 508,500 shares of Common Stock, for which Corsair Partners may be deemed to have shared voting power and shared dispositive power with Mr. Petschek.

(3) Corsair Partners II beneficially owns 129,000 shares of Common Stock, for which Corsair Partners II may be deemed to have shared voting and shared dispositive power with Mr. Petschek, Corsair Management and CMP.

(4) Corsair Management beneficially owns 129,000 shares of Common Stock by virtue of its position as a general partner of CMP, which is in turn the sole general partner of Corsair Partners II, with Corsair Partners II holding 129,000 shares of Common Stock, over which Corsair Management may be deemed to have shared voting power and shared dispositive power with Mr. Petschek and CMP.

(5) CMP beneficially owns 129,000 shares of Common Stock by virtue of its position as the sole general partner of Corsair Partners II, with Corsair Partners II holding 129,000 shares of Common Stock, over which CMP may be deemed to have shared voting power and shared dispositive power with Mr. Petschek and Corsair Management.

Mr. Petschek, Corsair Management and CMP expressly disclaim beneficial ownership of any shares of Common Stock not directly held for the accounts of Corsair Partners and Corsair Partners II.

         (b)      Percent of Class:

                  Mr. Petschek's beneficial ownership of 637,500 shares of Common Stock constitutes 5.20% of all of the outstanding shares of Common Stock. Corsair Partners' beneficial ownership of 508,500 shares of Common Stock constitutes 4.15% of all the outstanding shares of Common Stock. Corsair Partners II, Corsair Management and CMP's shared beneficial ownership of 129,000 shares of Common Stock constitutes 1.05% of all of the outstanding shares of Common Stock. Together, Mr. Petschek, Corsair Partners, Corsair Partners II, Corsair Management and CMP beneficially own 5.20% of all of the outstanding shares of Common Stock.

The percentages used herein are calculated based on the 12,256,544 shares of Common Stock reflected as being issued and outstanding as of October 31, 2001 in the Issuer's Quarterly Report on Form 10-QSB, for the quarter period ended September 30, 2001.

         (c)      Number of shares as to which such person has:

                  See Item 4(a).

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.

                  Inapplicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                  Inapplicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  See attached Exhibit A.

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

                  Inapplicable.

ITEM 10.          CERTIFICATION.

By signing below each of the undersigned certifies that, to the best of the undersigned's knowledge and belief, the securities referred to below were not acquired and were not held for purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURES

                  After reasonable inquiry and to the best of the undersigned's knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.


Dated:  January 14, 2002            /s/ Jay R. Petschek
                                    ----------------------
                                    Jay R. Petschek



Dated:  January 14, 2002   Corsair Capital Partners, L.P.

                                    By: /s/ Jay R. Petschek
                                        ---------------------
                                        Jay R. Petschek
                                        General Partner


Dated:  January 14, 2002   Corsair Capital Partners II, L.P.

                                    By: Corsair Managing Partners,
                                        General Partner

                                          By: Corsair Management Company, Inc.,
                                              a general partner

                                                By: /s/ Jay R. Petschek
                                                    ---------------------
                                                    Jay R. Petschek
                                                    President


Dated:  January 14, 2002   Corsair Management Company, Inc.

                                    By: /s/ Jay R. Petschek
                                        ---------------------
                                        Jay R. Petschek
                                        President


Dated:  January 14, 2002   Corsair Managing Partners

                                    By: Corsair Management Company, Inc.,
                                        a general partner

                                          By: /s/ Jay R. Petschek
                                              ---------------------
                                              Jay R. Petschek
                                              President